Exhibit 10.1

AGREEMENT

THIS AGREEMENT ("Agreement") is made and entered into this the 12th day of November, 2010, by and between Kevin Pack ("Executive"), Bank of Hampton Roads ("BHR") and Gateway Bank Mortgage, Inc. ("GBM") (collectively the "Bank).

Executive is currently the President and Chief Executive Officer of GBM.  GBM is a wholly owned subsidiary of BHR.

In consideration of the mutual promises and obligations of the parties contained herein, and for other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, the parties do hereby agree as follows:

1.    Payment.  In exchange for Executive's performance hereunder, Bank will pay Executive One Hundred Fifty Thousand Dollars ($150,000).  This amount shall be paid to employee in one-lump, minus applicable withholdings and taxes, within ten (10) days of the Bank's receipt of an executed version of this Agreement from Executive.

2.    Employment at Will.  Executive and the Bank both acknowledge and agree that the employment relationship conferred hereunder is employment at will and either the Executive or the Bank may terminate such employment relationship at any time, for any reason, with or without cause.

3.    Confidentiality.  During Executive's employment with the Bank and at all times after the date upon which Executive shall cease for any reason whatsoever to be an employee of the Bank (the "Employment Cessation Date"), Executive agrees that he will not use or disclose any Confidential Information (as defined below), except for the benefit of the Bank and to authorized representatives of the Bank or as required by any governmental or judicial authority.  For the purposes of this Agreement, "Confidential Information" shall expressly include, but shall not be limited to, information concerning the trade secrets, business operations, business records, marketing plans, marketing efforts, employee information, customer lists, customer services, or other customer information of the Bank and its affiliates.  Upon termination of the Executive's employment with the Bank, Executive shall immediately return to the Bank all of the Bank's property including, without limitation, all Confidential Information in Executive's possession or control.

4.    Non-Solicitation of Clients.  During Executive's employment with the Bank and for a period of six (6) months after the Employment Cessation Date, Executive covenants and agrees that Executive will not directly or indirectly, for himself or for the benefit of another, solicit a Client for the purpose of providing mortgage services of any type that the Bank rendered to its clients in the six (6) months immediately preceding the Employment Cessation Date.  The term "Client" as used in this Section 4 of the Agreement shall be defined as any individual or entity that paid or engaged the Bank for mortgage services in the six (6) month period immediately preceding the Employment Cessation Date.

5.    Non-Solicitation of Employees.  During Executive's employment with the Bank and for a period of six (6) months after the Employment Cessation Date, Executive shall not, on Executive's own behalf or on behalf of any third party, recruit or hire any individual who was employed by the Bank at any point during the twelve-month period prior the Employment Cessation Date with whom Executive, while employed by the Bank, had contact or communications.

6.    Non-Competition.  Non-Competition. During Executive's employment with the Bank and for a period of six (6) months after the Employment Cessation Date, Executive covenants and agrees that Executive will not either as principal, stockholder, owner, partner, director, officer, employee, agent, or consultant provide services that are substantially similar to those he provided while employed by the Bank and that compete with the mortgage services that the Bank provided at any time during the six (6) month period immediately preceding the Employment Cessation Date. The foregoing restriction shall only apply within a twenty-five (25) mile radius of the location of the Bank's corporate headquarters and any Bank office or Bank branch operated by the Bank or its affiliates as of the Employment Cessation Date.

7.    Remedies. The parties hereto agree that given the nature of the position held by Executive with the Bank, as well as the highly competitive nature of Bank's business, the restrictive covenants set forth above are reasonable and necessary for the protection of the significant investment of the Bank in developing, maintaining and expanding its business. Accordingly, the parties to this Agreement further agree that in the event of any breach by the Executive of any of the provisions above, that monetary damages alone will not adequately compensate the Bank for its losses and, therefore, that it may seek any and all legal or equitable relief available to it, specifically including, but not limited to, injunctive relief, and may hold the Executive liable for all damages, including actual and consequential damages, costs and expenses, including legal costs and reasonable attorneys' fees incurred by the Bank as a result of such breach. The parties further acknowledge their intention that this Agreement shall be enforceable to the fullest extent permitted by law.

8.    Survival of Covenants and Remedies. The agreements and covenants made by Executive in, and the obligations of Executive under, Sections 3, 4, 5 and 6 shall survive the termination of Executive's employment with the Bank. Each such agreement and covenant by Executive shall be construed as a covenant and agreement independent and separable of any other provision herein, and the existence of any claim or cause of action by Executive against the Employer shall not constitute a defense to the enforcement of the provisions of any such covenant or agreement. Notwithstanding the foregoing, if the Bank terminates Executive's employment for reasons other than misconduct by the Executive, the covenants contained in Sections 4, 5, and 6 of this Agreement shall not apply.

9.    Binding Effect/Assignment. This Agreement shall be binding upon and inure to the benefit of the Bank and Executive and their respective heirs, legal representatives, executors, administrators, successors and assigns. Neither party shall be permitted to assign any portion of this Agreement, with the sole exception that the Bank shall be permitted to assign this Agreement to any person or entity acquiring substantially all of the assets of the Bank.

10.    Entire Agreement. This Agreement shall constitute the entire agreement between the parties with respect to the subject matter contained herein, and any prior understandings or agreements between the parties shall not be binding upon either party.

11.    Modification of Agreement. Any modification of this Agreement shall be binding only if evidenced in writing and signed by both parties.

12.        Effect of Partial Invalidity. The invalidity of any portion of this Agreement shall not be deemed to affect the validity of any other provisions. In the event that any provision of this Agreement is held to be invalid, the parties agree that the remaining provisions shall be deemed in full force and effect as if they had been executed by both parties subsequent to the expungement of the invalid provision. Further, if any part or any provision of this Agreement shall be determined to be invalid or unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then the parties agree that the court making such determination may reduce such extent, duration or geographical scope, or other provisions thereof, and in its reduced form such part or provision shall then be enforceable in the manner contemplated hereby.

13.    Governing Law. This Agreement shall be subject to and construed in accordance with the laws of the Commonwealth of Virginia without regard to its conflict of laws principles.

IN WITNESS WHEREOF, Executive and the Bank have caused this Agreement to be executed and sealed as of the date first appearing above.

Kevin Pack                            Bank of Hampton Roads

By:  /s/ Kevin M. Pack                                                                 By:  /s/ Ronald A.Day
Its:  _______________________                                                       Its:   President & COO
Dated:       11/12/10                                                                                                   Date:  November 12, 2010

Gateway Bank Mortgage, Inc.

By:  /s/ Kevin M. Pack
Its:   Pres/CEO
Date:  11/12/10